UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2008

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities.

On May 29, 2008, WellCare Health Plans, Inc. (the “Company”) filed a Form 8-K (the “Original Form 8-K”) disclosing that it eliminated 208 positions, or approximately 5% of its workforce, on May 22, 2008.  At the time the Company filed the Original Form 8-K, the Company was unable to estimate the total costs expected to be incurred by the Company in connection with these workforce reductions.  Having now determined a final cost estimate, the Company is amending the Original Form 8-K to disclose such estimate.

The Company estimates that it will incur total net pre-tax charges of approximately $3.1 million associated with these workforce reductions in the second quarter of 2008.  Included in this amount is approximately $4.1 million of expense related to severance benefits expected to be paid primarily in the second and third quarters of 2008, partially off-set by previously accrued employee related benefits that were paid, and the reversal of previous accruals for employee compensation that will not be earned or paid, totaling approximately $1.5 million.  The Company will also recognize an additional non-cash charge of approximately $0.5 million related to the modification of certain equity awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2008	WELLCARE HEALTH PLANS, INC. /s/ Heath Schiesser Heath Schiesser President and Chief Executive Officer